Exhibit 23.3

Consent of John Burns Real Estate Consulting, LLC

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our name and references to the John Burns Real Estate Consulting, LLC market study prepared for WCI Communities, Inc. dated April 18, 2013, which appear in the Registration Statement on Form S-1, filed on May 24, 2013 and subsequently amended (the “Form S-1”), including, but not limited to the references to our company under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Housing Market Overview,” “Business” and “Experts” in the Form S-1, and, if applicable, the attachment of such market study as an exhibit to the Form S-1.

Dated: July 24, 2013

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ Jody P. Kahn

Name:	Jody P. Kahn
Title:	Senior Vice President